Exhibit 4.7

November [  ], 2001

[Holder]
[Address]
Attn:

    Re: Letter Agreement

Dear Sir or Madam:

    In connection with the Agreement and Plan of Merger (the "Agreement"), dated as of June 12, 2001, by and among Applera Corporation, a Delaware corporation (the "Parent"), Angel Acquisition Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (the "Merger Sub"), and Axys Pharmaceuticals, Inc., a Delaware corporation (the "Company"), the Company will effect a merger of Merger Sub with and into the Company, with the Company remaining as the surviving corporation and a wholly owned subsidiary of Applera (the "Merger") on or about November 16, 2001. This Letter Agreement is being furnished to you as a holder of the Company's Common Stock Purchase Warrant, Class A (the "Warrant").

    Pursuant to Section 8 of the Warrant, this Letter Agreement sets forth the treatment of your Warrant upon the consummation of the Merger. Pursuant to the Agreement, each of the warrants to purchase shares of the Company's common stock, par value $0.001 per share ("Company Common Stock"), which is outstanding and unexercised immediately prior to the consummation of the Merger shall, pursuant to the terms of such warrant, cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a warrant to purchase such number of shares of Applera Corporation—Celera Genomics Group common stock, par value $0.01 per share ("Parent Common Stock"), as the holder of such Warrant would have been entitled to pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the consummation of the Merger, at a price per share equal to (a) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Warrant divided by (b) the number of full shares of Parent Common Stock deemed purchasable pursuant to such warrant. Parent hereby acknowledges and agrees that the Warrant will be subject to future adjustments pursuant to Sections 3, 6 and 7 of the Warrant in accordance with the terms of such Warrant, which adjustments shall be as equivalent as may be practicable to the adjustments provided for in such Sections. If you have exercised the Warrant in part prior to the consummation of the Merger, this Letter Agreement applies only to the new warrant or warrants issued and delivered to you pursuant to a partial exercise under Section 1 of the Warrant for the purchase of the number of shares of Common Stock for which the Warrant may still be exercisable. No further action on your part is required to effect the conversion.

    Prior to the consummation of the Merger, the Parent shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") for the registration of the shares of such shares of stock issuable upon exercise of the Warrant after the Merger. The Parent and the Company shall each use its reasonable best efforts to have the Form S-3 declared effective under the Securities Act. The Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under applicable state securities laws in connection with the registration and qualification of the Parent Common Stock issuable upon exercise of the Warrant after the Merger.

    The Parent agrees to be jointly and severally liable with the Company for the performance of all of the Company's obligations under the Warrant and the Note Purchase Agreement dated as of September 20, 2000, by and between the Company and the original holder of the Warrant.

    Please sign a copy of this Letter Agreement where indicated and return it to the Company via the enclosed return envelope, whereafter this shall be a binding agreement as of the date first set forth above to be governed by the laws of the State of California without reference to its conflict of laws provisions. By signing this Letter Agreement, you hereby agree that the Company's obligations to provide notice of the Merger under Section 13 of the Warrant and to execute a written agreement under Section 8 of the Warrant have been satisfied or waived.

    Should you have any questions or concerns regarding your Warrant or the Merger, please feel free to contact William J. Newell, Senior Vice President and Secretary, at Axys Pharmaceuticals at (650) 866-6639.

Best regards,
APPLERA CORPORATION
By:
Name: Title:
ANGEL ACQUISITION SUB, INC.
By:
Name: Title:
AXYS PHARMACEUTICALS, INC.
By:
Name: William J. Newell Title: Senior Vice President and Secretary
Acknowledged and Agreed:
Name of Holder
Signature of Holder